Exhibit 99.1

SciClone and BTG ANNOUNCE THAT DC BEAD® HAS BEEN APPROVED BY CHINA FOOD AND DRUG ADMINISTRATION

Foster City, Calif. –  August 28, 2014 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN), and its partner BTG plc (LSE: BTG), today announced that the China Food and Drug Administration has approved the registration of DC Bead® for the embolization of malignant hypervascularized tumors.

BTG and SciClone previously entered into an agreement granting SciClone exclusive licensing and distribution rights to DC Bead® in China. Under the agreement, SciClone will purchase product from BTG at a specified price for sale in China.  Commercial launch plans are now underway.

Friedhelm Blobel, SciClone Chief Executive Officer commented: “Together with our partner BTG, we will now focus our efforts on preparing for the introduction of the product in the Chinese market. Oncology is a core business focus for SciClone, and our sales team and academic marketing liaisons have established high quality relationships with the medical professionals and institutions that specialize in cancer treatment. We believe DC Bead® has the potential to be a valuable addition to SciClone’s oncology product portfolio.”

Louise Makin, Chief Executive Officer at BTG, said: “Approximately half of the world’s liver cancer patients are in China and there is a great interest among Chinese physicians to offer new, differentiated treatment options. Today’s news marks an important step toward bringing our first interventional oncology product, DC Bead®, to the Chinese market where we can help address this need.”

DC Bead® is a novel treatment for liver cancer which is currently approved in 40 countries worldwide, including Europe.  DC Bead® is an embolic bead delivered through a minimally invasive, non-surgical procedure to block the blood flow to tumors.

DC Bead® is registered in China for the embolization of malignant hypervascularized tumors such as hepatocellular carcinoma (“HCC”), the most common form of primary liver cancer. The majority of people with HCC have cirrhosis, usually from chronic hepatitis B or hepatitis C infection, or chronic alcoholism.  Because of the country’s high incidence of hepatitis, China accounts for approximately one-half of the world’s liver cancer cases. More than 350,000 people dying from primary liver cancer in China annually1.

DC Bead® and/or all indications may not be available in all territories. DC Bead® is not currently cleared by the FDA for sale or distribution in the USA.

For further information please contact:

SciClone

Wilson W. Cheung, Chief Financial Officer

+1 650 358 3434

wcheung@sciclone.com

Jane Green, Investors/Media

+1 650 358 1447

jgreen@sciclone.com

BTG

Chris Sampson, Director of Corporate Communications
+44 (0) 20-7575-1595; Mobile: +44 (0) 7773-251178
chris.sampson@btgplc.com

Ashley Tapp, Communications Manager
+44 (0) 20-7575-1513; Mobile: +44 (0) 7790-811554
ashley.tapp@btgplc.com

Stuart Hunt, Investor Relations Manager

+44 (0) 20-7575-1582; Mobile: +44 (0) 7805-354134
stuart.hunt@btgplc.com

Ben Atwell/Simon Conway, FTI Consulting

+44 (0) 20-3727-1000

About BTG

BTG is an international specialist healthcare company that is developing and commercializing products targeting acute care, cancer and vascular diseases. The company has diversified revenues from sales of its own marketed products and from royalties on partnered products, and is seeking to acquire new programmes and products to develop and market to specialist physicians. For further information about BTG please visit our website at www.btgplc.com.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone's proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company's long-term growth. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

 http://www.ncbi.nlm.nih.gov/pubmed/21144900

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations.  Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations and expenses related thereto, including potential fines and/or other remedies; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2014; the Company’s ability to implement and maintain controls over its financial reporting and effectively remediate any identified material weakness; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that the Company does not believe are beneficial; operating an international business; uncertainty in the prospects for unapproved products, including ProFlow® and Neucardin™, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines that exceed the minimum amount accrued and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.